PRESS RELEASE FOR    EAGLE BANCORP, INC
IMMEDIATE RELEASE    CONTACT:
    David G. Danielson
January 19, 2022     240.552.9534

EAGLE BANCORP, INC. ANNOUNCES NET INCOME FOR
FOURTH QUARTER 2021 OF $41.6 MILLION OR $1.30 PER SHARE AND
FULL YEAR 2021 EARNINGS OF $176.7 MILLION OR $5.53 PER SHARE

BETHESDA, MD, Eagle Bancorp, Inc. (the “Company”) (NASDAQ: EGBN), the parent company of EagleBank (the “Bank”), today announced net income of $41.6 million for the fourth quarter of 2021, compared to net income of $38.9 million for the fourth quarter of 2020, a 7.0% increase. Net income per basic and diluted common share was $1.30 for the fourth quarter of 2021, compared to $1.21 for the fourth quarter of 2020.
The increase in earnings is largely due to the release of reserves from the allowance for credit losses and higher level of earning assets, and to a lesser degree from higher FHA fee income and a reduction in FDIC expenses. These improvements were partially offset by higher accruals for salary and benefits, lower gain on sale of loans and lower net interest income. Earnings for the fourth quarter of 2021 included a net reversal of $7.0 million from the allowance for credit losses on loans and the reserve for unfunded commitments, as compared to the fourth quarter of 2020, which included a net provision of $5.3 million.
Net income for the year ended December 31, 2021, was $176.7 million, compared to $132.2 million for the year ended December 31, 2020, a 33.6% increase. Net income per basic and diluted common share for the year ended December 31, 2021 was $5.53 and $5.52, respectively, compared to $4.09 for both basic and diluted common shares, for the year ended December 31, 2020.

Fourth Quarter 2021 Highlights
•Income Statement
◦Net income of $41.6 million
◦Net reversal of $7.0 million (which includes a reversal to the reserve for unfunded commitments of $632 thousand)
◦Net interest margin of 2.55%
◦Return on average assets ("ROAA") of 1.32%
◦Return on average common equity ("ROACE") of 12.30%
◦Return on average tangible common equity ("ROATCE") of 13.35%1
◦Efficiency ratio of 44.3%
1 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the tables that accompany this document.

•Balance Sheet
◦Total assets of $11.8 billion
◦Total loans (excluding loans held for sale) were $7.1 billion, up 3.1% from the prior quarter end
◦Loans (excluding PPP of $51.1 million) were $7.0 billion, up 3.4% from the prior quarter end2
◦Book value per share of $42.28, up 8.3% from a year ago
◦Tangible book value per share of $38.97, up 9.0% from a year ago3
◦Total risk based capital ratio of 16.15%
◦Annualized net charge-off ratio to average loans of 0.07%
◦Nonperforming assets ("NPAs") to total assets of 0.26%
◦Allowance for credit losses to total loans of 1.06%

•Other events
◦Announced a cash dividend of $0.40 per share
◦Repurchased a total of 13,175 in 2021 at an average price of $51.75 per share

CEO Commentary

Susan G. Riel, President and Chief Executive Officer of Eagle Bancorp, Inc. commented, "We ended the year strong with record full year earnings, meaningful loan growth during the fourth quarter and a level of asset quality and improving economic factors, that led to another reversal from the allowance for credit losses. Earnings for the year were $176.7 million or $5.52 per diluted share. Loans, on a linked quarter basis, were up $215 million or 3.1%. In regards to asset quality, NPAs were 0.26% of assets at quarter end and annualized net charge offs for the quarter were 0.07%."

"The loan growth during the quarter was encouraging, even as payoffs and paydowns remained high. We saw significant contributions from both our CRE and C&I teams, particularly in December. The largest net increase was in owner occupied CRE loans, followed by commercial loans and income producing CRE. Construction loans also increased, but was mostly offset by completed projects."

"Our other lending teams also did well. The FHA team ended the year strong with a fourth quarter that resulted in trade premiums, origination fees and mortgage servicing rights income of $2.5 million. The mortgage team also did well with locked loans in the fourth quarter of $163 million."

"With unfunded commitments of $2 billion at year end, as more opportunities arise, our total risk-based capital of 16.15%, gives us room to continue to grow the loan portfolio."

Ms. Riel continued, "We continue to be a leader among our peers with an efficiency ratio of 44.3%, a key component of which, is our branch light strategy. This year we closed three branches, all of which had expiring leases and clients who can be served from other northern Virginia branches and through digital channels. The most recent closure was of our Reston location in December, reducing our branch count to 17 and raising our average deposits per branch to $587 million.

2 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the table under the subsection, “Total Loans.”
3 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the tables that accompany this document.

"For our shareholders, we remain focused on increasing value and returning cash through dividends and share repurchases. At the end of the quarter, our board declared a dividend of $0.40 per share, bringing our total dividends for the year to $1.40 per share, or $38.9 million. Additionally, in December, our board approved the adoption of a new share repurchase program for 2022."

"We once again thank all of our employees for their commitment in serving the needs of our clients and communities. Additionally, we remain committed to a culture of respect, diversity and inclusion in both the workplace and the communities we serve."

Income Statement

•Net interest income was $78.2 million for the fourth quarter of 2021, down from $81.4 million for the fourth quarter of 2020. The decline in net interest income was driven by the decline in loans (versus the same period in the prior year) and a lower rate environment, partially offset by a 12.04% increase in average earning assets.

Net interest income was $324.5 million for the year ended December 31, 2021, up from $321.6 million for the year ended December 31, 2020.

•Net interest margin was 2.55% for the fourth quarter of 2021, as compared to 2.98% for the fourth quarter of 2020. The decrease in margin from a year ago primarily reflects a lower rate environment as well as significantly higher cash balances from strong deposit inflows which led to higher average earning assets. In the fourth quarter of 2021, a concerted effort was made to deploy more cash into the investment portfolio (as discussed in the Balance Sheet section).

Net interest margin was 2.81% for the year ended December 31, 2021, as compared to 3.19% for the year ended December 31, 2020.

(Dollars in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net interest margin, adjusted:
Net interest income (GAAP)	$78,186	$81,417	$324,514	$321,562
Less: PPP accelerated net deferred fees and costs from sale (non-GAAP)	—	—	(4,667)	—
Add: Accelerated interest expense on redemption of sub-debt (non-GAAP)	—	—	1,313	—
Adjusted net interest income (non-GAAP)	$78,186	$81,417	$321,160	$321,562
Average interest earning assets (GAAP)	$12,180,872	$10,872,259	$11,516,495	$10,872,239
Net interest margin (GAAP)	2.55%	2.98%	2.81%	3.19%
Adjusted Net interest margin (non-GAAP)	2.55%	2.98%	2.79%	3.19%

•Adjusted pre-provision net revenue ("Adjusted PPNR"),4 a non-GAAP measure, was $49.5 million for the fourth quarter of 2021, compared to $56.3 million the fourth quarter of 2020. As a percent of average assets, adjusted PPNR for the fourth quarter of 2021 was 1.56%, down from 2.01% for the fourth quarter of 2020. This decline in Adjusted PPNR to average assets was primarily a result of higher noninterest expenses and higher average assets.

4 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the table below.

Adjusted pre-provision net revenue was $212.4 million for the year ended December 31, 2021, compared to $223.1 million for the year ended December 31, 2020.

(Dollars in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Adjusted net interest income (non-GAAP)	$78,186	$81,417	$321,160	$321,562
Noninterest income (GAAP)	10,574	9,887	40,385	45,696
Noninterest expense (GAAP)	(39,309)	(35,008)	(149,165)	(144,162)
Adjusted PPNR (non-GAAP)	$49,451	$56,296	$212,380	$223,096
Average Assets (GAAP)	$12,538,597	$11,141,826	$11,836,735	$10,349,963
Adjusted PPNR to Average Assets (non-GAAP)	1.56%	2.01%	1.79%	2.16%

•Provision for credit losses on loans was a reversal of $6.4 million for the fourth quarter of 2021, compared to a provision of $4.9 million for the fourth quarter of 2020. The reversal was primarily driven by improvements in the economic environment and related adjustments to the quantitative components of the CECL model, as well as, improvements in asset quality.

Provision for credit losses was a reversal of $20.8 million for the year ended December 31, 2021, as compared to a provision of $45.6 million for the year ended December 31, 2020.

•Provision for unfunded commitments was a reversal of $632 thousand for the fourth quarter of 2021, compared to a provision of $406 thousand for the fourth quarter of 2020. The reversal was primarily driven by the funding of available credit, reducing unfunded commitments in the fourth quarter of 2021.

Provision for unfunded commitments was a reversal of $1.1 million for the year ended December 31, 2021, compared to a provision of $1.4 million for the year ended December 31, 2020.

•Noninterest income was $10.6 million for the fourth quarter of 2021, as compared to $9.9 million for the fourth quarter 2020, a 6.9% increase. The increase was driven by FHA multi-family income associated with trade premiums, origination fees and mortgage servicing rights of $2.5 million and gains on sale of investment securities of $906 thousand, which more than offset the lower gain on sale of loans. Residential mortgage loan locked commitments were $163.0 million for the fourth quarter of 2021, compared to $427.5 million for the fourth quarter of 2020.

Noninterest income was $40.4 million for the year ended December 31, 2021, compared to $45.7 million for the year ended December 31, 2020.

•Noninterest expenses were $39.3 million for the fourth quarter 2021 compared to $35.0 million for the fourth quarter of 2020. The major changes between the fourth quarter of 2021 and the fourth quarter of 2020 were as follows:
◦Salaries and employee benefits were $24.6 million, up $4.5 million, as a result of higher incentive bonus accruals based on the Company performance and increases in share based compensation.
◦FDIC insurance expenses were $311 thousand, down $2.1 million. In the fourth quarter of 2021, with assets remaining over $10 billion for four consecutive quarters, the bank qualified as a large institution resulting in a lower FDIC assessment. Our assessments under the large bank methodology are about one-third of small bank methodology.
◦Legal, accounting and professional fees were $3.0 million, up $645 thousand.

Noninterest expenses were $149.2 million for the year ended December 31, 2021, compared to $144.2 million for the year ended December 31, 2020.

•Efficiency ratio5 was 44.3% for the fourth quarter of 2021 compared to 38.3% for the fourth quarter of 2020. The efficiency ratio increase was driven by lower net interest income and higher noninterest expenses (see Noninterest Expense section) in the fourth quarter of 2021 in comparison to the fourth quarter of 2020.

The efficiency ratio was 40.9% for the year ended December 31, 2021, compared to 39.3% for the year ended December 31, 2020.

•Effective income tax rate for the fourth quarter ended 2021 was 26.3%, compared to 23.7% in the fourth quarter of 2020. This change is the result of the provision to tax return true-up process which took place in the fourth quarter each year.

Effective income tax rate for the year ended December 31, 2021 and 2020 was 25.7% and 24.9%, respectively.

Balance Sheet

•Total assets at December 31, 2021 were $11.8 billion, up 6.6% from a year ago. The increase in assets from a year ago was primarily driven by increases to cash and investments as a result of large deposit inflows in the third and fourth quarters of 2021.

•Investment portfolio had a balance of $2.6 billion at December 31, 2021, up 128% from a year ago. More than half of the increase came in the fourth quarter of 2021 as investments increased by $836.7 million over the third quarter of 2021. Investments made during the fourth quarter of 2021 were primarily agency mortgage backed securities and agency bonds.

•Total loans (excluding loans held for sale) were $7.1 billion as of December 31, 2021, a decrease of 9.0% from a year ago. A portion of the decrease was driven by PPP loan forgiveness and, in the second quarter of 2021, the sale of PPP loans. Excluding PPP loans, loans were $7.0 billion at December 31, 2021, a decrease of 4.0% from the prior year-end.6

(Dollars in thousands)	December 31, 2021	September 30, 2021	June 30, 2021	December 31, 2020
Total loans, excluding loans held for sale (GAAP)	$7,065,598	$6,850,863	$7,259,558	$7,760,212
Less: PPP loans (non-GAAP)	(51,105)	(67,311)	(238,041)	(454,771)
Total loans, excluding loans held for sale and PPP loans (non-GAAP)	$7,014,493	$6,783,552	$7,021,517	$7,305,441

5 Noninterest expense divided by the sum of net interest income and noninterest income.
6 A reconciliation between these non-GAAP financial measures and the nearest GAAP measures is provided in the table below.

On a linked quarter basis, total loans (excluding loans held for sale and PPP loans) at December 31, 2021, increased by $230.9 million, or 3.4%, from the prior quarter end as originations and advances exceeded payoffs and paydowns7.

The yield on the loan portfolio was 4.45% for the fourth quarter of 2021 as compared to 4.50% for the fourth quarter of 2020. The adjusted loan yield, which excludes PPP, was 4.46% for the fourth quarter of 2020, down from 4.62%, for the fourth quarter of 2020 as higher yielding loans repriced, paid-off or paid-down, and the yield on recent originations and advances reflect current market rates.8
The yield on the loan portfolio was 4.62% for the year ended December 31, 2021 as compared to 4.66% for the year ended December 31, 2020.

	Three Months Ended December 31,
(Dollars in thousands)	2021			2020
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Loan Yields, Adjusted
Loan yield (GAAP)	$6,890,414	$77,283	4.45%	$7,896,324	$89,356	4.50%
Less: PPP interest income (non-GAAP)[9]	(56,298)	(430)	3.03%	(456,415)	(2,931)	2.55%
Adjusted loan yield (non-GAAP)	$6,834,116	$76,853	4.46%	$7,439,909	$86,425	4.62%

	Year Ended December 31,
(Dollars in thousands)	2021			2020
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Loan Yields, Adjusted
Loan yield (GAAP)	$7,260,886	$335,471	4.62%	$7,868,523	$366,729	4.66%
Less: PPP interest income (non-GAAP)[9]	(280,563)	(17,004)	6.06%	(311,323)	(8,076)	2.59%
Adjusted loan yield (non-GAAP)	$6,980,323	$318,467	4.56%	$7,557,200	$358,653	4.75%

•Allowance for credit losses was 1.06% of total loans at December 31, 2021, and 1.41% a year ago. Adjusted to exclude PPP loans, which are fully government guaranteed, the allowance for credit losses was 1.07%, compared to 1.50% a year ago.10 The reduction in the allowance for credit losses as a percent of total loans for the year ended December 31, 2021 is due to a provision reversal of $20.8 million and net charge-offs of $13.3 million, which had a greater impact on the ratio than the decline in loans.

Net charge-offs for the fourth quarter of 2021 were $1.2 million as compared to $5.5 million for fourth quarter of 2020. On an annualized basis, this was 0.07% of average loans (excluding loans held for sale) for the fourth quarter of 2021, as compared to 0.28% for the fourth quarter of 2020.

Net charge-offs for 2021 were $13.3 million, which represented 0.18% of average loans, and for 2020 were $20.1 million, which represented 0.26% of average loans.
7 A reconciliation between these non-GAAP financial measures and the nearest GAAP measures is provided in the table above.
8 A reconciliation between these non-GAAP financial measures and the nearest GAAP measures is provided in the table below.
9 Includes interest on PPP loans, accelerated net deferred fees and costs from PPP loan sale and accelerated interest income from forgiveness of PPP loans.
10 A reconciliation between these non-GAAP financial measures and the nearest GAAP measures is provided in the table below.

(Dollars in thousands)	December 31, 2021	September 30, 2021	December 31, 2020
Allowance for credit losses, adjusted
Allowance for credit losses (GAAP)	$74,965	$82,906	$109,579

Total loans, excluding loans held for sale (GAAP)	$7,065,598	$6,850,863	$7,760,212
Less: PPP loans (non-GAAP)	(51,105)	(67,311)	(454,771)
Total loans excluding PPP loans (non-GAAP)	$7,014,493	$6,783,552	7,305,441

Allowance for credit losses to total loans (GAAP)	1.06%	1.21%	1.41%
Allowance for credit losses to total loans excluding PPP loans (non-GAAP)	1.07%	1.22%	1.50%

•Total deposits were $10.0 billion at December 31, 2021, up 8.6% from a year ago. Most of the increase was in the second half of the year.
While deposits are up significantly, the deposit mix and cost of funds remains favorable.
◦Average noninterest bearing deposits to average total deposits was 36.3% for the fourth quarter of 2021, as compared to 32.7% for the fourth quarter of 2020.
◦The cost of funds was 0.26% in the fourth quarter of 2021, as compared to 0.48% in the fourth quarter of 2020. A portion of the favorable decline is attributable to the redemption of $150 million of subordinated debt with a 5% rate on August 2, 2021.

•Total shareholders’ equity was $1.35 billion at December 31, 2021, up 8.9% from a year ago. For the year ended December 31, 2021, increases in shareholders' equity from earnings were partially offset by common dividends declared of $38.9 million and stock repurchases of $682 thousand.
◦Book value per share was $42.28, up 8.3% from a year ago.
◦Tangible book value per share was $38.9711, up 9.0% from a year ago.

•Capital ratios for the Company remain strong and substantially in excess of regulatory minimum requirements. Regulatory ratios based on risk-based capital ratios continue to remain high, supported by earnings. Capital ratios did experience some decline in the fourth quarter of 2021 as non-risk weighted cash was moved into risk-weighted securities and loans.

11 A reconciliation of non-GAAP financial measures to the nearest non-GAAP measure is provided in the tables that accompany this document.

	For the Company
	December 31, 2021	September 30, 2021	December 31, 2020	Well Capitalized Minimum
Regulatory Ratios
Total Capital (to risk weighted assets)	16.15%	16.59%	17.04%	10.00%
Tier 1 Capital (to risk weighted assets)	15.02%	15.33%	13.49%	8.00%
Common Equity Tier 1 (to risk weighted assets)	15.02%	15.33%	13.49%	6.50%
Tier 1 Capital (to average assets)	10.19%	10.58%	10.31%	5.00%

Common Capital Ratios
Common Equity Ratio	11.40%	11.49%	11.16%	—%
Tangible Common Equity Ratio	10.60%	10.68%	10.31%	—%

Additional Commentary

•Cost savings initiatives: The Bank continues to pursue its "branch light" strategy to improve efficiency while putting more emphasis on relationships and technology. After continued analysis of our branch structure, the Bank closed its Reston Branch in December 2021, as its lease is set to expire shortly. The annual cost savings in rent, common area maintenance and taxes is about $287 thousand.

•Paycheck protection program: At December 31, 2021, the Bank had an outstanding balance of PPP loans of $51.1 million, down from $67.3 million at the prior quarter end. The remaining PPP loans were mostly originated in mid-2020.

•COVID-19 and watch-rated loans: Beginning in the third quarter of 2020, all loans that received a second COVID-19 deferral or payment modification were downgraded to a watch-rating if not already rated as such. This was done to raise the visibility of these loans within the loan portfolio. After these COVID-19 deferred or modified loans demonstrate six months of payments and sustained performance, they may be considered for removal as a watch-rated loan. Watch-rated loans at December 31, 2021 were $351 million (down from $509 million the prior quarter-end), of which $261 million (down from $415 million the prior quarter end) were loans that received a COVID-19 deferral or payment modification (includes loans that were upgraded to watch-rated).

•Nonperforming loans and assets: Both nonperforming loans and assets decreased on a linked quarter basis and year over year.
◦Nonperforming loans were $29.2 million, or 0.41%, of total loans at December 31, 2021, down from $31.2 million, or 0.46%, at the prior quarter end, and down from $60.9 million, or 0.79%, of total loans a year ago.
◦Nonperforming assets were $30.8 million, or 0.26%, of total assets at December 31, 2021, down from $36.4 million, or 0.31%, at the prior quarter end, and down from $65.9 million, or 0.59%, of total assets a year ago. At December 31, 2021, other real estate owned ("OREO") was $1.6 million.
◦In November 2021, the bank sold one of its four OREO properties for a gain on $1.1 million. At December 31, 2021, the OREO properties had a carrying value of $1.6 million (comprising three properties), down from $5.1 million at the prior quarter end and down from $5.0 million a year ago.

•Dividend: On November 17, 2021, the Board of Directors declared a quarterly cash dividend of $0.40 per common share payable on January 31, 2022 to shareholders of record on January 19, 2022.

•Stock repurchase plan: The 2021 stock repurchase plan expired on December 31, 2021. Under this plan, the Company:
◦In the fourth quarter of 2021, repurchased 100 shares for $5,353 at an average cost of $53.53 per share.
◦In full-year 2021, repurchased 13,175 shares for $682,254 at an average cost of $51.78 per share.
In December 2021, the Board of Directors approved a new stock repurchase plan for 2022 of up to 1,600,000 shares, or approximately 5% of shares outstanding.

Additional financial information: The financial information that follows provides more detail on the Company’s financial performance for the three months and year ended December 31, 2021 as compared to the three months and year ended December 31, 2020, as well as eight quarters of trend data. Persons wishing additional information should refer to the Company’s annual report on Form 10-K for the year ended December 31, 2020, quarterly reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 and other reports filed with the Securities and Exchange Commission (the “SEC”).

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through seventeen branch offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace, and is committed to a culture of respect, diversity, equity and inclusion in both its workplace and the communities in which it operates.

Conference call: Eagle Bancorp will host a conference call to discuss its fourth quarter 2021 financial results on Thursday, January 20, 2022 at 10:00 a.m. eastern time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code: 7254649, or by accessing the call on the Company’s website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company’s website through February 3, 2022.

Forward-looking statements: This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “can,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” “could,” “strive,” “feel” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market (including the macroeconomic and other challenges and uncertainties resulting from the COVID-19 pandemic, including on our credit quality, asset and loan growth and broader business operations), interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, the Company's upcoming Quarterly Report on Form 10-K for the year ended December 31, 2021, and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance, and nothing contained herein is meant to or should be considered and treated as earnings guidance of future quarters’ performance projections. All information is as of the date of this press release. Any forward-looking statements made by or on behalf of the Company speak only as to the date they are made. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Income Statements:
Total interest income	$86,230	$94,680	$364,496	$389,986
Total interest expense	8,044	13,263	39,982	68,424
Net interest income	78,186	81,417	324,514	321,562
Provision for credit losses	(6,412)	4,917	(20,821)	45,571
Provision for Unfunded Commitments	(632)	406	(1,119)	1,380
Net interest income after provision for credit losses	85,230	76,094	346,454	274,611
Noninterest income (before investment gain)	9,668	9,722	37,421	43,881
Gain (loss) on sale of investment securities	906	165	2,964	1,815
Total noninterest income	10,574	9,887	40,385	45,696
Total noninterest expense	39,309	35,008	149,165	144,162
Income before income tax expense	56,495	50,973	237,674	176,145
Income tax expense	14,875	12,081	60,983	43,928
Net income	$41,620	$38,892	$176,691	$132,217
Per Share Data:
Earnings per weighted average common share, basic	$1.30	$1.21	$5.53	$4.09
Earnings per weighted average common share, diluted	$1.30	$1.21	$5.52	$4.09
Weighted average common shares outstanding, basic	31,950,320	32,037,099	31,935,824	32,334,201
Weighted average common shares outstanding, diluted	32,030,998	32,075,175	32,003,090	32,383,021
Actual shares outstanding at period end	31,950,092	31,779,663	31,950,092	31,779,663
Book value per common share at period end	$42.28	$39.05	$42.28	$39.05
Tangible book value per common share at period end (1)	$38.97	$35.74	$38.97	$35.74
Dividend per common share	$0.40	$0.22	$1.40	$0.88
Performance Ratios (annualized):
Return on average assets	1.32%	1.39%	1.49%	1.28%
Return on average common equity	12.30%	12.53%	13.54%	10.98%
Return on average tangible common equity	13.35%	13.69%	14.73%	12.03%
Net interest margin	2.55%	2.98%	2.81%	3.19%
Efficiency ratio (2)	44.29%	38.34%	40.88%	39.25%
Other Ratios:
Allowance for credit losses to total loans (3)	1.06%	1.41%	1.06%	1.41%
Allowance for credit losses to total nonperforming loans	256.66%	179.80%	256.66%	179.80%
Nonperforming loans to total loans (3)	0.41%	0.79%	0.41%	0.79%
Nonperforming assets to total assets	0.26%	0.59%	0.26%	0.59%
Net charge-offs (annualized) to average loans (3)	0.07%	0.28%	0.18%	0.26%
Common equity to total assets	11.40%	11.16%	11.40%	11.16%
Tier 1 capital (to average assets)	10.19%	10.31%	10.19%	10.31%
Total capital (to risk weighted assets)	16.15%	17.04%	16.15%	17.04%
Common equity tier 1 capital (to risk weighted assets)	15.02%	13.48%	15.02%	13.48%
Tangible common equity ratio (1)	10.60%	10.31%	10.60%	10.31%

(continued)
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Loan Balances - Period End (in thousands):
Commercial and Industrial	$1,354,317	$1,437,433	$1,354,317	$1,437,433
PPP loans	$51,105	$454,771	$51,105	$454,771
Commercial real estate - income producing	$3,385,299	$3,687,000	$3,385,299	$3,687,000
Commercial real estate - owner occupied	$1,087,776	$997,694	$1,087,776	$997,694
1-4 Family mortgage	$73,966	$76,592	$73,966	$76,592
Construction - commercial and residential	$896,319	$873,261	$896,319	$873,261
Construction - C&I (owner occupied)	$159,579	$158,905	$159,579	$158,905
Home equity	$55,811	$73,167	$55,811	$73,167
Other consumer	$1,428	$1,389	$1,428	$1,389
Average Balances (in thousands):
Total assets	$12,538,596	$11,141,826	$11,836,735	$10,349,963
Total earning assets	$12,180,872	$10,872,259	$11,516,495	$10,080,239
Total loans	$6,890,414	$7,896,324	$7,260,886	$7,868,523
Total deposits	$10,670,205	$9,227,733	$9,940,577	$8,502,022
Total borrowings	$402,393	$596,307	$489,857	$569,446
Total shareholders’ equity	$1,342,525	$1,235,174	$1,304,902	$1,204,341
(1) Tangible common equity to tangible assets (the "tangible common equity ratio"), tangible book value per common share, and the annualized return on average tangible common equity are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company calculates the annualized return on average tangible common equity ratio by dividing net income available to common shareholders by average tangible common equity which is calculated by excluding the average balance of intangible assets from the average common shareholders’ equity. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides reconciliation of financial measures defined by GAAP with non-GAAP financial measures.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income. The efficiency ratio measures a bank’s overhead as a percentage of its revenue.
(3) Excludes loans held for sale.

GAAP Reconciliation (Unaudited)
(Dollars in thousands except per share data)
	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	4	2021	2020
Common shareholders' equity				$1,350,775	$1,240,892
Less: Intangible assets				(105,793)	(105,114)
Tangible common equity				$1,244,982	$1,135,778
Book value per common share				$42.28	$39.05
Less: Intangible book value per common share				(3.31)	(3.31)
Tangible book value per common share				$38.97	$35.74
Total assets				$11,847,310	$11,117,802
Less: Intangible assets				(105,793)	(105,114)
Tangible assets				$11,741,517	$11,012,688
Tangible common equity ratio				10.60%	10.31%
Average common shareholders' equity	$1,342,525	$1,235,173		$1,304,902	$1,204,341
Less: Average intangible assets	(105,565)	(105,131)		(105,256)	(104,903)
Average tangible common equity	$1,236,960	$1,130,042		$1,199,646	$1,099,438
Net Income Available to Common Shareholders	$41,620	$38,892		$176,691	$132,217
Annualized Return on Average Tangible Common Equity	13.35%	13.69%		14.73%	12.03%

Net interest income (GAAP)	$78,186	$81,417	$324,514	$321,562
Less: PPP accelerated net deferred fees and costs from sale (non-GAAP)	—	—	(4,667)	—
Add: Accelerated interest expense on redemption of sub-debt (non-GAAP)	—	—	1,313	—
Adjusted net interest income (non-GAAP)	$78,186	$81,417	$321,160	$321,562
Noninterest income (GAAP)	$10,574	$9,887	$40,385	$45,696
Adjusted operating revenue (non-GAAP)	$88,760	$91,304	$361,545	367,258
Noninterest expense (GAAP)	$39,309	$35,008	$149,165	$144,162
Adjusted efficiency ratio (non-GAAP)	44.29%	38.34%	41.26%	39.25%

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands, except per share data)
Assets	December 31, 2021	September 30, 2021	December 31, 2020
Cash and due from banks	$12,886	$8,806	$8,435
Federal funds sold	20,391	38,934	28,200
Interest bearing deposits with banks and other short-term investments	1,680,945	2,452,744	1,752,420
Investment securities available for sale (amortized cost of $2,642,665, $1,789,416, and $1,129,057, and allowance for credit losses of $620, $256 and $167 as of December 31, 2021, September 30, 2021 and December 31, 2020, respectively	2,623,408	1,786,659	1,151,083
Federal Reserve and Federal Home Loan Bank stock	34,153	34,093	40,104
Loans held for sale	47,218	53,413	88,205
Loans	7,065,598	6,850,863	7,760,212
Less allowance for credit losses	(74,965)	(82,906)	(109,579)
Loans, net	6,990,633	6,767,957	7,650,633
Premises and equipment, net	14,557	15,293	13,553
Operating lease right-of-use assets	30,555	30,080	25,237
Deferred income taxes	43,174	44,733	38,571
Bank owned life insurance	108,789	108,158	76,729
Intangible assets, net	105,793	105,103	105,114
Other real estate owned	1,635	5,135	4,987
Other assets	133,173	134,209	134,531
Total Assets	$11,847,310	$11,585,317	$11,117,802
Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$3,277,956	$2,836,418	$2,809,334
Interest bearing transaction	777,255	812,410	756,923
Savings and money market	5,197,247	5,268,157	4,645,186
Time, $100,000 or more	327,651	347,937	546,173
Other time	401,431	403,566	431,587
Total deposits	9,981,540	9,668,488	9,189,203
Customer repurchase agreements	23,918	29,401	26,726
Other short-term borrowings	300,000	300,000	300,000
Long-term borrowings	69,670	69,639	268,077
Operating lease liabilities	35,501	34,345	28,022
Reserve for unfunded commitments	4,379	5,011	5,498
Other liabilities	81,527	146,736	59,384
Total liabilities	10,496,535	10,253,620	9,876,910
Shareholders' Equity
Common stock, par value $.01 per share; shares authorized 100,000,000, shares issued and outstanding 31,950,092, 31,947,458, and 31,779,663 respectively	316	316	315
Additional paid in capital	434,640	432,479	427,016
Retained earnings	930,061	901,218	798,061
Accumulated other comprehensive income (loss)	(14,242)	(2,316)	15,500
Total Shareholders' Equity	1,350,775	1,331,697	1,240,892
Total Liabilities and Shareholders' Equity	$11,847,310	$11,585,317	$11,117,802

Eagle Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Three Months Ended December 31,		Year Ended December 31,
Interest Income	2021	2020	2021	2020
Interest and fees on loans	$77,625	$89,875	$337,749	$368,854
Interest and dividends on investment securities	7,327	4,301	23,205	18,440
Interest on balances with other banks and short-term investments	1,272	497	3,511	2,601
Interest on federal funds sold	6	7	31	91
Total interest income	86,230	94,680	364,496	389,986
Interest Expense
Interest on deposits	6,484	9,511	27,772	53,566
Interest on customer repurchase agreements	17	36	51	293
Interest on other short-term borrowings	506	506	2,008	1,869
Interest on long-term borrowings	1,037	3,210	10,151	12,696
Total interest expense	8,044	13,263	39,982	68,424
Net Interest Income	78,186	81,417	324,514	321,562
Provision for Credit Losses	(6,412)	4,917	(20,821)	45,571
Provision for Unfunded Commitments	(632)	406	(1,119)	1,380
Net Interest Income After Provision For Credit Losses	85,230	76,094	346,454	274,611
Noninterest Income
Service charges on deposits	1,259	988	4,562	4,416
Gain on sale of loans	2,057	5,840	14,045	22,089
Gain on sale of investment securities	906	165	2,964	1,815
Increase in the cash surrender value of bank owned life insurance	630	416	2,059	2,071
Other income	5,722	2,478	16,755	15,305
Total noninterest income	10,574	9,887	40,385	45,696
Noninterest Expense
Salaries and employee benefits	24,608	20,151	88,398	74,440
Premises and equipment expenses	3,755	3,301	14,876	15,715
Marketing and advertising	1,286	1,161	4,165	4,278
Data processing	3,258	2,747	11,709	10,702
Legal, accounting and professional fees	2,987	2,342	11,510	16,406
FDIC insurance	311	2,385	5,897	7,941
Other expenses	3,104	2,921	12,610	14,680
Total noninterest expense	39,309	35,008	149,165	144,162
Income Before Income Tax Expense	56,495	50,973	237,674	176,145
Income Tax Expense	14,875	12,081	60,983	43,928
Net Income	$41,620	$38,892	$176,691	$132,217
Earnings Per Common Share
Basic	$1.30	$1.21	$5.53	$4.09
Diluted	$1.30	$1.21	$5.52	$4.08

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(Dollars in thousands)
	Three Months Ended December 31,
	2021			2020
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$3,124,657	$1,272	0.16%	$1,752,046	$497	0.11%
Loans held for sale (1)	46,647	342	2.93%	70,945	520	2.93%
Loans (1) (2)	6,890,414	77,283	4.45%	7,896,324	89,355	4.50%
Investment securities available for sale (2)	2,088,907	7,327	1.39%	1,122,078	4,301	1.52%
Federal funds sold	30,247	6	0.08%	30,866	7	0.10%
Total interest earning assets	12,180,872	86,230	2.81%	10,872,259	94,680	3.46%
Total noninterest earning assets	440,613			378,406
Less: allowance for credit losses	82,889			108,839
Total noninterest earning assets	357,724			269,567
TOTAL ASSETS	$12,538,596			$11,141,826
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$803,027	$392	0.19%	$772,056	$511	0.26%
Savings and money market	5,257,520	3,688	0.28%	4,443,676	4,652	0.42%
Time deposits	735,254	2,404	1.30%	998,872	4,347	1.73%
Total interest bearing deposits	6,795,801	6,484	0.38%	6,214,604	9,510	0.61%
Customer repurchase agreements	32,730	17	0.21%	28,259	36	0.51%
Other short-term borrowings	300,003	506	0.67%	300,003	506	0.66%
Long-term borrowings	69,660	1,037	5.96%	268,045	3,211	4.69%
Total interest bearing liabilities	7,198,194	8,044	0.44%	6,810,911	13,263	0.77%
Noninterest bearing liabilities:
Noninterest bearing demand	3,874,405			3,013,129
Other liabilities	123,472			82,612
Total noninterest bearing liabilities	3,997,877			3,095,741
Shareholders’ equity	1,342,525			1,235,174
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$12,538,596			$11,141,826
Net interest income		$78,186			$81,417
Net interest spread			2.37%			2.69%
Net interest margin			2.55%			2.98%
Cost of funds			0.26%			0.48%
(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $4.3 million and $6.2 million for the three months ended December 31, 2021 and 2020, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(Dollars in thousands)
	Year Ended December 31,
	2021			2020
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$2,499,377	$3,511	0.14%	$1,181,591	$2,601	0.22%
Loans held for sale (1)	71,043	2,278	3.21%	67,361	2,125	3.15%
Loans (1) (2)	7,260,886	335,471	4.62%	7,868,523	366,729	4.66%
Investment securities available for sale (2)	1,653,522	23,205	1.40%	929,983	18,440	1.98%
Federal funds sold	31,667	31	0.10%	32,781	91	0.28%
Total interest earning assets	11,516,495	364,496	3.16%	10,080,239	389,986	3.87%
Total noninterest earning assets	416,492			371,345
Less: allowance for credit losses	96,252			101,621
Total noninterest earning assets	320,240			269,724
TOTAL ASSETS	$11,836,735			$10,349,963
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$814,999	$1,609	0.20%	$783,568	$3,190	0.41%
Savings and money market	4,947,198	15,000	0.30%	3,925,413	26,271	0.67%
Time deposits	803,718	11,163	1.39%	1,149,185	24,105	2.10%
Total interest bearing deposits	6,565,915	27,772	0.42%	5,858,166	53,566	0.91%
Customer repurchase agreements	24,884	51	0.20%	29,345	293	1.00%
Other short-term borrowings	300,003	2,008	0.67%	280,126	1,870	0.66%
Long-term borrowings	164,970	10,151	6.15%	259,975	12,696	4.80%
Total interest bearing liabilities	7,055,772	39,982	0.57%	6,427,612	68,425	1.06%
Noninterest bearing liabilities:
Noninterest bearing demand	3,374,662			2,643,856
Other liabilities	101,399			74,154
Total noninterest bearing liabilities	3,476,061			2,718,010
Shareholders’ equity	1,304,902			1,204,341
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$11,836,735			$10,349,963
Net interest income		$324,514			$321,561
Net interest spread			2.59%			2.81%
Net interest margin			2.81%			3.19%
Cost of funds			0.35%			0.68%
(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $30.6 million and $22.3 million for the years ended December 31, 2021 and 2020, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Statements of Income and Highlights Quarterly Trends (Unaudited)
(Dollars in thousands, except per share data)
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
Income Statements:	2021	2021	2021	2021	2020	2020	2020	2020
Total interest income	$86,230	$89,152	$94,920	$94,194	$94,680	$93,833	$97,672	$103,801
Total interest expense	8,044	10,107	10,288	11,543	13,262	14,795	16,309	24,057
Net interest income	78,186	79,045	84,632	82,651	81,418	79,038	81,363	79,744
Provision for credit losses	(6,412)	(8,203)	(3,856)	(2,350)	4,917	6,607	19,737	14,310
Provision for unfunded commitments	(632)	716	(761)	(442)	406	(2,078)	940	2,112
Net interest income after provision for credit losses	85,230	86,532	89,249	85,443	76,095	74,509	60,686	63,322
Noninterest income (before investment gain (loss))	9,668	6,780	10,607	10,366	9,722	17,729	11,782	4,648
Gain on sale of investment securities	906	1,519	318	221	165	115	713	822
Total noninterest income	10,574	8,299	10,925	10,587	9,887	17,844	12,495	5,470
Salaries and employee benefits	24,608	22,145	19,876	21,769	20,151	19,388	17,104	17,797
Premises and equipment	3,755	3,859	3,644	3,618	3,301	5,125	3,468	3,821
Marketing and advertising	1,286	1,013	980	886	1,161	928	1,111	1,078
Other expenses	9,660	9,358	10,994	11,714	10,396	11,474	13,209	14,651
Total noninterest expense	39,309	36,375	35,494	37,987	35,009	36,915	34,892	37,347
Income before income tax expense	56,495	58,456	64,680	58,043	50,973	55,438	38,289	31,445
Income tax expense	14,875	14,847	16,687	14,574	12,081	14,092	9,433	8,322
Net income	41,620	43,609	47,993	43,469	38,892	41,346	28,856	23,123
Per Share Data:
Earnings per weighted average common share, basic	$1.30	$1.36	$1.50	$1.36	$1.21	$1.28	$0.90	$0.70
Earnings per weighted average common share, diluted	$1.30	$1.36	$1.50	$1.36	$1.21	$1.28	$0.90	$0.70
Weighted average common shares outstanding, basic	31,950	31,959	31,963	31,870	32,037	32,229	32,225	32,850
Weighted average common shares outstanding, diluted	32,031	32,031	32,025	31,923	32,075	32,251	32,241	32,876
Actual shares outstanding at period end	31,950,092	31,947,458	31,961,573	31,960,379	31,779,663	32,228,636	32,224,756	32,197,258
Book value per common share at period end	$42.28	$41.68	$40.87	$39.45	$39.05	$37.96	$36.86	$36.11
Tangible book value per common share at period end (1)	$38.97	$38.39	$37.58	$36.16	$35.74	$34.70	$33.62	$32.86
Dividend per common share	$0.40	$0.40	$0.35	$0.25	$0.22	$0.22	$0.22	$0.22
Performance Ratios (annualized):
Return on average assets	1.32%	1.46%	1.68%	1.53%	1.39%	1.57%	1.12%	0.98%
Return on average common equity	12.30%	13.00%	14.92%	14.05%	12.53%	14.46%	9.84%	7.81%
Return on average tangible common equity	13.35%	14.11%	16.25%	15.33%	13.69%	15.93%	10.80%	8.56%
Net interest margin	2.55%	2.73%	3.04%	2.98%	2.98%	3.08%	3.26%	3.49%
Efficiency ratio (2)	44.29%	41.65%	37.14%	40.74%	38.34%	38.10%	37.18%	43.83%
Other Ratios:
Allowance for credit losses to total loans (3)	1.06%	1.21%	1.28%	1.36%	1.41%	1.40%	1.36%	1.23%
Allowance for credit losses to total nonperforming loans	256.66%	265.32%	187.07%	195.25%	179.80%	189.83%	184.52%	201.80%
Nonperforming loans to total loans (3)	0.41%	0.46%	0.68%	0.69%	0.79%	0.74%	0.74%	0.61%
Nonperforming assets to total assets	0.26%	0.31%	0.50%	0.51%	0.59%	0.62%	0.69%	0.56%
Net charge-offs (annualized) to average loans (3)	0.07%	0.08%	0.30%	0.27%	0.28%	0.26%	0.36%	0.12%
Tier 1 capital (to average assets)	10.19%	10.58%	10.65%	10.28%	10.31%	10.82%	10.63%	11.33%
Total capital (to risk weighted assets)	16.15%	16.59%	17.98%	17.86%	17.04%	16.72%	16.26%	15.44%
Common equity tier 1 capital (to risk weighted assets)	15.02%	15.33%	14.67%	14.42%	13.49%	13.19%	12.80%	12.14%
Tangible common equity ratio (1)	10.60%	10.68%	11.07%	10.48%	10.31%	11.18%	11.17%	10.70%
Average Balances (in thousands):
Total assets	$12,538,596	$11,826,326	$11,453,080	$11,517,836	$11,141,826	$10,473,595	$10,326,709	$9,447,663
Total earning assets	$12,180,872	$11,486,280	$11,152,933	$11,236,440	$10,872,259	$10,205,939	$10,056,500	$9,176,174
Total loans	$6,890,414	$7,055,621	$7,382,238	$7,726,716	$7,896,324	$7,910,260	$8,015,751	$7,650,993
Total deposits	$10,670,206	$9,948,114	$9,530,909	$9,601,249	$9,227,733	$8,591,912	$8,482,718	$7,696,764
Total borrowings	$402,393	$448,697	$536,926	$573,750	$596,307	$596,472	$598,463	$485,948
Total shareholders’ equity	$1,342,525	$1,331,022	$1,290,029	$1,254,780	$1,235,174	$1,211,145	$1,179,452	$1,191,180
(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.